As filed with the U.S. Securities and Exchange Commission on October 28, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AutoNation, Inc.

(Exact Name of Registrant as specified in its charter)

Delaware	73-1105145
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

200 SW 1st Ave Fort Lauderdale, Florida	33301
(Address of principal executive offices)	(Zip Code)

AUTONATION, INC. DEFERRED COMPENSATION PLAN

(Full title of the plan)

Jonathan P. Ferrando

Executive Vice President — General Counsel, Corporate Development and Human Resources

AutoNation, Inc.

200 SW 1st Ave

Fort Lauderdale, Florida 33301

954-769-6000

(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Deferred Compensation Obligations(1)	$100,000,000.00	100%	$100,000,000.00	$11,590.00

(1)	The Deferred Compensation Obligations are unsecured obligations of AutoNation, Inc. to pay deferred compensation in the future in accordance with the terms of the AutoNation, Inc. Deferred Compensation Plan, as amended and restated, effective October 25, 2016.
(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) under the Securities Act of 1933.

EXPLANATORY NOTE

AutoNation, Inc., a Delaware corporation (the “Company” or the “Registrant”), filed registration statements on Form S-8 with the U.S. Securities and Exchange Commission (the “Commission”) on November 30, 2005 (Registration No. 333-130019) and on November 19, 2010 (Registration No. 333-170737) (collectively, the “Prior Registration Statements”) to register under the Securities Act of 1933, as amended (the “Securities Act”), the offer and sale of unsecured obligations (the “Obligations”) of the Company to pay deferred compensation in accordance with the terms of the AutoNation, Inc. Deferred Compensation Plan (the “Plan”). The Company is filing this Registration Statement on Form S-8 to register the offer and sale of an additional $100,000,000 of Obligations. The additional securities covered by this Registration Statement are of the same class as those securities covered by the Prior Registration Statements. Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements, except as otherwise updated or modified in this Registration Statement, are incorporated by reference herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the information specified in Part I will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which have been previously filed by the Company with the Commission, are hereby incorporated by reference herein:

(1)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Commission on February 11, 2016, including portions of the Company’s Proxy Statement for its 2016 Annual Meeting of Stockholders incorporated therein by reference;

(2)	The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016, June 30, 2016, and September 30, 2016, filed with the Commission on April 22, 2016, July 29, 2016 and October 28, 2016, respectively; and

(3)	The Company’s Current Reports on Form 8-K, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, filed with the Commission on February 17, 2016, February 19, 2016 and May 12, 2016.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interest of Named Experts and Counsel

The validity of the securities being registered pursuant to this Registration Statement has been passed upon by C. Coleman Edmunds, Senior Vice President, Deputy General Counsel and Assistant Secretary of the Company. Mr. Edmunds owns shares of our common stock and holds stock options and restricted stock awards and may receive additional awards in the future. Mr. Edmunds is also a participant in the Plan.

Item 6. Indemnification of Directors and Officers

The Company’s Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) provides that the Board shall have all powers and authority which may be granted to a board of directors of a corporation under the Delaware General Corporation Law (the “DGCL”) to provide indemnification for directors, officers, employees, and/or agents of the Company to the fullest extent permitted by law, subject however, to the rules against limitation on liability of directors as set forth in Section 102 of the DGCL, as amended from time to time.

In accordance with the requirements of Section 102 of the DGCL, the Certificate of Incorporation further provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach by a director of the duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends, or for unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

The Amended and Restated By-Laws of the Company (the “By-Laws”) provide for a series of indemnification powers and procedures that follow the language of Section 145 of the DGCL.

Article VII of the By-Laws provides that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was a director or officer of the Company serving at the request of the Company as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that such person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

The By-Laws provide that the Company’s obligation to indemnify directors and officers of the Company applies to actions brought by or in the right of the Company as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made (i) unless the indemnified person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company or (ii) in the event such person seeking indemnity was adjudged to be liable to the Company, unless the court, in its discretion, believes that in light of all the circumstances indemnification should nonetheless apply.

The By-Laws provide that the Company may, to the extent authorized from time to time by the Board, provide rights to indemnification and to the advancement of expenses to employees and agents of the Company similar to those rights conferred to directors and officers of the Company under Article VII.

The By-Laws provide that any decision as to indemnification, unless ordered by a court, shall be made: (a) by a majority vote of the directors who are not parties to such action, suit or proceeding (“disinterested directors”), even though less than a quorum; (b) by a committee of disinterested directors designated by a majority vote of all disinterested directors, even though less than a quorum; (c) if there are no such disinterested directors, or if such directors so direct, by independent legal counsel in a written opinion; or (d) by the stockholders. However, the By-Laws provide that a present or former director or officer of the Company who has been successful on the merits or otherwise in defense of any action, suit or proceeding for which indemnification would be appropriate as described above shall be indemnified without the necessity of authorization in the specific case.

The By-Laws provide that the Company shall pay expenses incurred by an officer or director in defending a civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by such person to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. Indemnification pursuant to these provisions is not exclusive of any other rights to which those seeking indemnification may be entitled under the Certificate of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors or otherwise and shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer.

The Company may purchase and maintain insurance on behalf of any person who is or was a director or officer of the Company. Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

The above summary is qualified in its entirety by reference to the complete text of the DGCL, Certificate of Incorporation and the By-Laws.

Item 8. Exhibits

The following exhibits are filed as part of this Registration Statement:

5.1	Opinion of C. Coleman Edmunds, Senior Vice President, Deputy General Counsel and Assistant Secretary of AutoNation, Inc.

23.1	Consent of KPMG LLP.

23.3	Consent of C. Coleman Edmunds (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

99.1	AutoNation, Inc. Deferred Compensation Plan, as amended and restated, effective October 25, 2016.

Item 9. Undertakings

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Lauderdale, State of Florida, on October 28, 2016.

AUTONATION, INC.

By:	/s/ Michael J. Jackson
Name: Michael J. Jackson
Title: Chairman, Chief Executive Officer and President

POWERS OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that the individuals whose signatures appear below hereby constitute and appoint Michael J. Jackson and Jonathan P. Ferrando, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution for him or her and in his or her name, place, and stead in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-facts and agents or any of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael J. Jackson Michael J. Jackson	Chairman, Chief Executive Officer and President (Principal Executive Officer and Director)	October 28, 2016

/s/ Cheryl Miller Cheryl Miller	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	October 28, 2016

/s/ Christopher Cade Christopher Cade	Vice President and Chief Accounting Officer (Principal Accounting Officer)	October 28, 2016

/s/ Rick L. Burdick Rick L. Burdick	Director	October 28, 2016

/s/ Tomago Collins Tomago Collins	Director	October 28, 2016

/s/ David B. Edelson David B. Edelson	Director	October 28, 2016

/s/ Karen C. Francis Karen C. Francis	Director	October 28, 2016

/s/ Robert R. Grusky Robert R. Grusky	Director	October 28, 2016

/s/ Kaveh Khosrowshahi Kaveh Khosrowshahi	Director	October 28, 2016

/s/ Michael Larson Michael Larson	Director	October 28, 2016

/s/ G. Mike Mikan G. Mike Mikan	Director	October 28, 2016

/s/ Alison H. Rosenthal Alison H. Rosenthal	Director	October 28, 2016

EXHIBIT INDEX

5.1	Opinion of C. Coleman Edmunds, Senior Vice President, Deputy General Counsel and Assistant Secretary of AutoNation, Inc.

23.1	Consent of KPMG LLP.

23.3	Consent of C. Coleman Edmunds (included in Exhibit 5.1).

24.1	Powers of Attorney (included on signature page).

99.1	AutoNation, Inc. Deferred Compensation Plan, as amended and restated, effective October 25, 2016.